Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230847

SUPPLEMENT NO. 1 DATED JULY 15, 2019 TO PROSPECTUS SUPPLEMENT DATED MAY 20, 2019

(To Prospectus dated April 22, 2019)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated May 20, 2019 (the “ATM Prospectus Supplement”) filed by pdvWireless, Inc., d/b/a Anterix (“we”, “us” or the “Company”). This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement and the Prospectus dated April 22, 2019.

We have previously entered into a Controlled Equity OfferingSM Sales Agreement and a Sales Agreement (collectively, the “Sales Agreements”) with Cantor Fitzgerald & Co. and B. Riley FBR, Inc., respectively (each an “Agent” and together, the “Agents”), relating to shares of our common stock.

We filed the ATM Prospectus Supplement to a base prospectus dated April 22, 2019 (the “Base Prospectus”), to register the offer and sale of shares of our common stock from time to time through the Agents and pursuant to the Sales Agreements, having an aggregate offering price of up to $40 million (the “ATM Offering”).

We did not sell any shares of common stock pursuant to the ATM Prospectus Supplement. The purpose of this Supplement No. 1 to Prospectus Supplement is to terminate the ATM Offering under the ATM Prospectus Supplement and the Base Prospectus, effective on July 15, 2019.

The date of this supplement No. 1 to prospectus supplement is July 15, 2019.